Exhibit 99.1

BOWLERO, WORLD’S LARGEST OWNER AND OPERATOR OF BOWLING CENTERS AND OWNER OF THE PROFESSIONAL BOWLERS ASSOCIATION, TO LIST ON NYSE THROUGH MERGER WITH ISOS ACQUISITION CORPORATION

●	Merger with Isos Acquisition Corporation (NYSE: ISOS.U) supports further expansion of Bowlero’s large, profitable and growing business.
●	Pro forma implied enterprise value of the combined company is approximately $2.6 billion.
●	Transaction includes $450 million PIPE anchored by institutional investors including funds managed by affiliates of Apollo Global Management, Inc., Brigade Capital Management, Soros Fund Management LLC, The Donerail Group LP and Wells Fargo Asset Management.
●	Total pre-pandemic trailing twelve months (TTM) through Feb 2020 revenue and EBITDA were $746 million and $201 million, respectively.
●	Revenue and EBITDA for calendar year 2022 are expected to be $859 million and $275 million, respectively.

●	Bowlero’s proven growth plan includes many powerful vectors, such as upgrades and conversions of its current centers, development of greenfield locations and acquisitions.

●	Highly fragmented industry with more than 3,500 independent operators represents an attractive consolidation opportunity to drive further growth.

●	Bowlero bowling center revenue already exceeds pre-pandemic levels despite continued capacity restrictions.
●	Upon closing, the combined company is expected to list on NYSE under the ticker symbol “BOWL”.
●	Investor webcast hosted by Bowlero and Isos management is currently available at www.isosacquisitioncorp.com/investor-relations.

RICHMOND, VA and WESTPORT, CT – July 1, 2021 – Bowlero Corp (“Bowlero”), the world’s largest owner and operator of bowling centers as well as owner of the Professional Bowlers Association (PBA), and Isos Acquisition Corporation (NYSE: ISOS.U., “Isos”), today announced a definitive agreement for a business combination that would result in Bowlero becoming a publicly listed company.

Upon closing of the transaction, the combined company will be named “Bowlero” and its common stock and warrants are expected to trade on NYSE under the new ticker symbols “BOWL” and “BOWL WS”, respectively. The pro forma implied enterprise value of the combined company is approximately $2.6 billion. Once the transaction closes, Bowlero will continue to be led by its existing management team and is expected to have a nine-person board composed of a majority of independent directors.

The transaction supports the continued expansion of Bowlero’s footprint in the $4.5 billion total addressable U.S. bowling market – which has grown 50% over last decade – while becoming the dominant player in the $11 billion global bowling market and grabbing a growing piece of the $100 billion global out-of-home entertainment market. Bowlero has a significant opportunity to accelerate already robust organic growth by developing greenfield locations, acquisitions and upgrading and converting current centers. The opportunity to upgrade about 180 of Bowlero’s centers which are yet to receive significant investment provides an ample runway for continued high returns on internal investments.

Bowling is the largest participatory sport in the U.S. with approximately 70 million people bowling each year. Moreover, bowling is a highly fragmented industry with about 3,500 independent operators in the U.S. alone, which represents an attractive consolidation opportunity to drive further growth. Bowlero operates approximately 300 bowling centers in North America – nearly eight times more centers than its nearest rival - including facilities carrying the Bowlero, Bowlmor Lanes, and AMF brands. Over 26 million guests bowled on Bowlero’s more than 12,000 bowling lanes in the 12 months ending February 2020. Bowlero bowling centers’ average annual revenue is more than double the industry average.

“Starting with the purchase of the original Bowlmor Lanes in 1997 and its conversion into a Manhattan hotspot, we’ve been revolutionizing the bowling industry, and we’re just getting started,” said Tom Shannon, Founder, Chairman and Chief Executive Officer of Bowlero. “With our acquisition of the Professional Bowlers Association (PBA) and partnership with FOX Sports, we intend to continue to reenergize the PBA and bring the sport to millions of fans. This transaction will allow us to further expand the Bowlero ecosystem which covers leisure, media and gaming.”

Bowlero has other additional growth opportunities around the engagement and monetization of media, gamification and sports betting. With more than 70 hours per year of original first-run linear programming on Fox, the PBA had more than 23 million viewers in 2020, its largest viewing audience ever, despite Covid-related production limitations. Bowlero is adding or upgrading arcades at its centers, more than 230 of which already have them. The firm also plans to further amplify revenue through recurring tournaments powered by an exclusive technology partnership for real-time scoring across all participating Bowlero locations, app-based scoring integration to allow bowlers to make wagers and win prizes, as well as further brand integration with sportsbook partners.

“As the global leisure industry continues its strong rebound from last year, the strength of our brand and business model leave us extremely well-positioned to benefit. Since pandemic capacity restrictions have started to lift, location revenue has sharply rebounded to greater than pre-pandemic levels despite continued restrictions in certain locations,” said Brett Parker, Bowlero’s President and Chief Financial Officer. “We anticipate that EBITDA will grow at more than an 11% (CAGR) through 2023 from pre-pandemic levels, with normalized EBITDA margins north of 30% as we further grow the business and execute our plan.”

●	Average revenue and EBITDA per center increased 8% and 13% per year, respectively, between fiscal year 2016 and pre-pandemic TTM Feb 2020.

●	Store level margins for calendar year 2022 are projected to be 38.2%.

●	Total company EBITDA margin for calendar year 2022 is projected to be 32.6%.

Bowlero has bowling centers in highly attractive markets across North America with 286 in the U.S., 7 in Mexico, 2 in Canada and another 26 signed or under a letter of intent. More than 70% of the firm’s revenue is generated in the top 25 metropolitan areas of North America or adjacent areas.

George Barrios and Michelle Wilson, Co-CEOs of Isos Acquisition Corporation stated, “We are excited about the incredible business that Tom and Brett have expertly built. They have created a branded community poised for long-term growth driven by global demand for premium live experiences augmented by engagement opportunities across leisure, media, and gaming. We view this business combination as highly strategic with committed capital that gives Bowlero even more financial flexibility to execute on organic and inorganic growth plans. We look forward to joining the Bowlero Board and driving shareholder value with the combined experience and network of our two teams.”

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Transaction Overview

The business combination values Bowlero at an implied $2.6 billion pro forma enterprise value. A $450 million fully committed PIPE transaction consisting of convertible preferred and common stock has been secured in consideration for $345 million in cash and $105 million of Atairos’ existing equity in Bowlero, anchored by investors including funds managed by affiliates of Apollo Global Management, Inc., Brigade Capital Management, Soros Fund Management LLC, The Donerail Group LP and Wells Fargo Asset Management. The perpetual convertible preferred stock has a 5.5% dividend and a conversion price of $13.00 and mandatorily converts into common stock after two years if the common share price is at least $16.90. The transaction will provide cash to repurchase a portion of its existing equity and leave Bowlero with adequate cash to fund its operations and growth.

The boards of directors of both Bowlero and Isos have approved the proposed transaction, which is expected to be completed in October 2021, subject to, among other things, the approval by Isos’ stockholders and satisfaction or waiver of the other conditions stated in the definitive documentation.

Additional information about the proposed transaction, including a copy of the business combination agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by Isos with the Securities and Exchange Commission, which can be accessed at www.sec.gov as well as online at www.isosacquisitioncorp.com/investor-relations.

Advisors

J.P. Morgan Securities LLC is serving as financial advisor to Bowlero. Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal advisor to Bowlero. Davis Polk is acting as legal advisor to Atairos, a significant current holder of Bowlero’s equity. Proskauer is acting as legal advisor to management.

LionTree Advisors LLC is serving as financial advisor and placement agent to Isos. J.P. Morgan Securities LLC is acting as lead placement agent and capital markets advisor to Isos. Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal advisor to J.P. Morgan Securities LLC and LionTree Advisors LLC in their capacities as placement agents. Hughes Hubbard & Reed LLP is acting as legal advisor to Isos.

Investor Webcast Information

Listeners may access an investor webcast hosted by Bowlero and Isos management. The webcast is accessible in the Investor Relations section of the Isos website at www.isosacquisitioncorp.com/investor-relations.

About Bowlero Corp

Bowlero Corp is the worldwide leader in bowling entertainment, media, and events. With more than 300 bowling centers across North America, Bowlero Corp serves more than 26 million guests each year through a family of brands that includes Bowlero, Bowlmor Lanes, and AMF. In 2019, Bowlero Corp acquired the Professional Bowlers Association, the major league of bowling, which boasts thousands of members and millions of fans across the globe. For more information on Bowlero Corp, please visit BowleroCorp.com.

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About Isos Acquisition Corporation

Isos Acquisition Corporation (NYSE: ISOS.U) is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company is led by Co-Chief Executive Officers George Barrios and Michelle Wilson. For more information on Isos Acquisition Corporation, please visit www.isosacquisitioncorp.com.

Important Information and Where to Find It

This press release relates to a proposed transaction between Isos and Bowlero. Isos intends to file a registration statement (“Registration Statement”), which will include a proxy statement for the solicitation of Isos shareholder approval and a prospectus for the offer and sale of Isos securities in the transaction, and other relevant documents with the Securities and Exchange Commission (“SEC”) to be used at its extraordinary general meeting of shareholders to approve the proposed transaction with Bowlero. The proxy statement will be mailed to shareholders as of a record date to be established for voting on the proposed business combination. INVESTORS AND SECURITY HOLDERS OF ISOS AND BOWLERO ARE URGED TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT, PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the registration statement, proxy statement, prospectus and other documents containing important information about Isos and Bowlero once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the documents filed with the SEC by Isos in the Investor Relations section of Isos’ website at www.isosacquisitioncorp.com/investor-relations.

Participants in the Solicitation

Isos, Bowlero and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies of Isos’s shareholders in connection with the proposed transaction. Investors and securityholders may obtain more detailed information regarding the names and interests in the proposed transaction of Isos’ directors and officers in Isos’ filings with the SEC, including the forthcoming proxy/prospectus statement and Isos’ prospectus in connection with its initial public offering, which was filed with the SEC on March 4, 2021. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Isos’ shareholders in connection with the proposed business combination will be set forth in the Registration Statement for the proposed business combination when available.

No Offer or Solicitation

This communication shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transactions. This communication shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended (the “Securities Act”).

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Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the proposed transactions and CF III. Isos’ and Bowlero’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Isos’ and Bowlero’s expectations with respect to future performance and anticipated financial impacts of the proposed transaction.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside Isos’ and Bowlero’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the approvals, timing, and ability to complete the proposed business combination; (2) the benefits of the proposed business combination, including future financial and operating results of the combined company; (3) the impact of COVID-19 or other adverse public health developments; (4) costs related to the proposed business combination; (5) changes in applicable laws or regulations; (6) the possibility that the combined company may be adversely affected by other economic, business, and/or competitive factors; and (7) other risks and uncertainties that will be detailed in the proxy statement/prospectus to be filed on Form S-4 with the SEC and as indicated from time to time in Isos’ filings with the SEC. Forward looking statements speak only as of the date they are made. Except as required by law, neither Isos nor Bowlero has any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

Contacts:

For Media:

ICR, Inc.

Tom Vogel

Tom.Vogel@icrinc.com

Phil Denning

Phil.Denning@icrinc.com

For Investors:

ICR, Inc.

Ashley DeSimone

Ashley.desimone@icrinc.com

Ryan Lawrence

Ryan.Lawrence@icrinc.com

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